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                                                                    Exhibit 23.5



              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference of our report dated February 24, 1998 (except for Note 13, as to which the date is April 10, 1998), with respect to the consolidated financial statements of Ticketmaster Group, Inc. included in its Annual Report (Form 10-K) at January 31, 1998 and for the year then ended, in the Proxy Statement of Ticketmaster Group, Inc. that is made a part of the Registration Statement related to the Prospectus of USA Networks, Inc. for the registration of 20,424,990 shares of its common stock.

                                           /s/ Ernst & Young LLP


Los Angeles, California
May 15, 1998